Exhibit 3

Letter Agreement

August 14, 2015

MAST Capital Management, LLC

200 Clarendon Street, 51st Floor

Boston, MA 02116

Re:	Purchase of 6,568,780 Shares of Common Stock (the “Offered Securities”) of Unwired Planet, Inc. (the “Issuer”) and Assignment of Designation Right

Ladies and Gentlemen:

Reference is made to that certain (i) Securities Purchase Agreement (the “SPA”), dated as of June 28, 2013, by and among the Issuer and Indaba Capital Fund, L.P. (“Indaba Fund” or “Seller”) and (ii) Director Designation Right Assignment Agreement (the “Designation Agreement”) dated as of August 14, 2015, by and among Indaba Fund, the funds managed by MAST Capital Management, LLC (“MAST”) identified in Annex A hereto (collectively, the “Buyer”). In connection with the purchase and sale of the above referenced Offered Securities (the “Transaction”) by Buyer from Indaba Fund, Indaba Fund has assigned to Buyer, pursuant to the Designation Agreement, its right to designate one member of the Issuer’s Board of Directors under Section 7(b)(2) of the SPA. In connection with the foregoing, Issuer, Buyer, and Seller acknowledge, understand and agree, as follows:

1.	In connection with the Transaction, the Buyer shall assume the right from Indaba Fund to designate a director of the Issuer’s Board of Directors (the “Board”) pursuant to Section 7(b)(2) of the SPA, and effective as of the date the Transaction settles, the Buyer rather than Indaba Fund will hold (i) such designation right under the SPA (the “Board Designation Right”) and (ii) all other rights and privileges Seller may have in connection with the Board Designation Right, including, without limitation, (a) subject to any limitations imposed by applicable law, Buyer’s representative on the Board shall be entitled to the same perquisites, including stock options, reimbursement of expenses and other similar rights in connection with such person’s membership on the Board as every other non-employee member of the Board and (b) the right to enforce the provisions of Section 7(b)(2) of the SPA as if the Buyer were an original signatory thereto.

2.	Upon and after the settlement of the Transaction, the reference to “Investors” in Section 7(b)(2) of the SPA shall be amended hereby to refer to the Buyer rather than Indaba Fund, and the applicable security ownership thresholds required to designate a director of the Issuer pursuant to Section 7(b)(2) of the SPA shall be determined by reference to securities collectively held by funds managed by MAST rather than securities held by Indaba Fund.

3.	The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.	This Agreement and any issue arising out of or relating to the Transaction shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

5.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby.

6.	Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

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The foregoing acknowledgments and agreements shall be deemed made as of the date hereof and shall survive the sale and delivery of the Offered Securities thereunder. Please indicate your acknowledgment and agreement to the foregoing by signing below where indicated, as of the above date.

Agreed to by:

ISSUER:

Unwired Planet, Inc.

By:	/s/ Noah D. Mesel
	Name:	Noah D. Mesel
	Title:	EVP & General Counsel

BUYER:

MAST CREDIT OPPORTUNITIES I MASTER FUND LIMITED

By:	/s/ Adam Kleinman
	Name:	Adam Kleinman
	Title:	Authorized Signatory

MAST OC I MASTER FUND, L.P.
By:	Mast OC I IA, LLC, its General Partner

By:	/s/ Adam Kleinman
	Name:	Adam Kleinman
	Title:	Authorized Signatory

MAST SELECT OPPORTUNITIES MASTER FUND, L.P.
By:	Mast Select GP, its General Partner

By:	/s/ Adam Kleinman
	Name:	Adam Kleinman
	Title:	Authorized Signatory

MAST ADMIRAL MASTER FUND, L.P.
By:	Mast Admiral GP, LLC, its General Partner

By:	/s/ Adam Kleinman
	Name:	Adam Kleinman
	Title:	Authorized Signatory

SELLER:

INDABA CAPITAL FUND, L.P.
By:	Indaba Partners, LLC, its general partner

By:	/s/ Derek C. Schrier
	Name:	Derek C. Schrier
	Title:	Managing Partner & CIO

ANNEX A

Name of Fund

Mast Credit Opportunities Master Fund Limited

Mast OC I Master Fund, L.P.

Mast Select Opportunities Master Fund, L.P.

Mast Admiral Master Fund, L.P.